Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Richard Small
SVP, Chief Financial Officer
Point Therapeutics, Inc.
617-933-2136

Talabostat Clinical Program Put on Clinical Hold by FDA

Decision Based on Results of the Interim Analyses of the
Talabostat Phase 3 Program in Lung Cancer

BOSTON--(BUSINESS WIRE)—May 21, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today announced that the U.S. Food and Drug Administration (FDA) has placed the clinical program for talabostat on clinical hold as a result of the interim analyses of the Company’s two Phase 3 talabostat studies as a potential treatment for patients with advanced non-small cell lung cancer (NSCLC). The Company’s Independent Data Monitoring Committee recommended stopping both studies due to neither the primary endpoint of median progression-free survival (PFS) nor the secondary endpoint of overall survival demonstrating improvement over the placebo groups. In addition, in the talabostat combination trial with docetaxal (Taxotere®: sanofi-aventis), the talabostat arm of the study demonstrated significantly lower overall survival than the placebo arm. As a result of the Company informing the FDA of the interim results, the FDA has put the Company’s talabostat clinical program on hold.

“We are obviously surprised and disappointed with the results of both Phase 3 studies,” said Don Kiepert, President and CEO. “We are focusing on the best interests of the patients and making sure all this information is being communicated to the appropriate medical and regulatory authorities as quickly as possible. We are also assessing our options given this data and will report on next steps once they have been decided.”

Talabostat’s NSCLC program consisted of two randomized, placebo-controlled, double-blind Phase 3 studies in the second-line and third-line setting. The first Phase 3 study evaluated talabostat and pemetrexed (Alimta® : Eli Lilly) versus placebo and pemetrexed. The second Phase 3 study evaluated talabostat and docetaxal versus placebo and docetaxal. The primary endpoint in both studies was PFS with overall survival as a secondary endpoint.

155 Federal Street, Boston, MA 02110 ∙ Phone: (617) 933-2130 ∙ Fax: (617) 933-2131 ∙ www.pther.com

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company which has studied its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in metastatic non-small cell lung cancer and in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia and in combination with gemcitabine in Stage IV pancreatic cancer.

Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

155 Federal Street, Boston, MA 02110 ∙ Phone: (617) 933-2130 ∙ Fax: (617) 933-2131 ∙ www.pther.com

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